Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-264534, 333-207544, 333-181726, 333-108214, 333-106403, 333-68598 and 333-95157) on Form S-8 of Camden National Corporation of our reports dated March 7, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Camden National Corporation and its subsidiary, appearing in the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K of Camden National Corporation for the year ended December 31, 2024.

/s/ RSM US LLP

Des Moines, Iowa
March 7, 2025